Exhibit 99.1

Stereotaxis Strengthens Board of Directors with Appointment of Myriam J. Curet, M.D.

St. Louis, July 26, 2021 (GLOBE NEWSWIRE) – Stereotaxis (NYSE: STXS), the global leader in innovative robotic technologies for the treatment of cardiac arrhythmias, today announced the appointment of Myriam J. Curet, M.D., to its Board of Directors.

Dr. Curet currently serves as Executive Vice President and Chief Medical Officer for Intuitive Surgical, the global leader and pioneer of robotic surgery. Dr. Curet joined Intuitive Surgical in 2005 and has since led the development of clinical evidence, physician education, and reimbursement and regulatory activities that have been instrumental to Intuitive Surgical’s growth across multiple clinical specialties. For more than 20 years, Dr. Curet has also served as a Clinical Professor of Surgery at Stanford University School of Medicine, with a part-time clinical appointment at the Palo Alto Veteran’s Administration Medical Center. Dr. Curet received her M.D. from Harvard Medical School and completed her general surgery residency at the University of Chicago.

“Stereotaxis reminds me in many ways of Intuitive Surgical in our early years,” said Dr. Curet. “I’m impressed by Stereotaxis’ technology, clinical value and strategy to positively transform endovascular medicine with robotics. I look forward to providing strategic guidance and contributing to the effort to build a highly successful and impactful company.”

“We are delighted to have Myriam join the Stereotaxis Board of Directors,” said David Fischel, Chairman and CEO. “We look forward to benefiting from her highly relevant experience and significant expertise as we advance robotics across endovascular interventions.”

About Stereotaxis

Stereotaxis is the global leader in innovative robotic technologies designed to enhance the treatment of arrhythmias and perform endovascular procedures. Its mission is the discovery, development and delivery of robotic systems, instruments, and information solutions for the interventional laboratory. These innovations help physicians provide unsurpassed patient care with robotic precision and safety, improved lab efficiency and productivity, and enhanced integration of procedural information. The core components of Stereotaxis’ systems have received regulatory clearance in the United States, European Union, Japan, Canada, China, and elsewhere. For more information, please visit www.stereotaxis.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the Company’s ability to continue to manage expenses and cash burn rate at sustainable levels, continued acceptance of the Company’s products in the marketplace, the effect of global economic conditions on the ability and willingness of customers to purchase its systems and the timing of such purchases, competitive factors, changes resulting from healthcare policy in the United States, including changes in government reimbursement of procedures, dependence upon third-party vendors, timing of regulatory approvals, the impact of the recent coronavirus (COVID-19) pandemic and our response to it, and other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company’s control. In addition, these orders and commitments may be revised, modified, delayed or canceled, either by their express terms, as a result of negotiations, or by overall project changes or delays.

Company Contacts:
David L. Fischel
Chairman and Chief Executive Officer

Kimberly Peery
Chief Financial Officer

314-678-6100
investors@stereotaxis.com